Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of Community West Bancshares, formerly Central Valley Community Bancorp (the “Company”), of our report dated March 15, 2024, relating to the 2023 consolidated financial statements of the Company (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the method of accounting for the allowance for credit losses), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2023, as amended, and filed with the Securities and Exchange Commission. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ Moss Adams LLP
Sacramento, California
October 1, 2024